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                                                                 EXHIBIT 10.19



            AGREEMENT, dated as of February 2, 1996, by and among SYRATECH CORPORATION, a Delaware corporation ("Syratech"), LIFETIME HOAN CORPORATION, a Delaware corporation ("LHC"), and FAR-B ACQUISITION CORP., a Delaware corporation wholly-owned indirectly by Syratech ("Far-B").

            Prior to January 30, 1995 Syratech and LHC were each negotiating (separately) with U.S. Industries, Inc. ("USI"), and its subsidiary Farberware, Inc., a Delaware corporation (the "Company"), to acquire certain assets of the Company and, incident thereto, to provide (i) for continuation by the Company of its manufacturing business for a period of not less than sixty days for the purpose, inter alia, of converting raw materials and work-in-process into finished goods that will also be purchased from the Company, (ii) assistance to the Company in connection with the collection of its accounts receivable and
(iii) assumption of certain store leases to which the Company is a party; but neither Syratech nor LHC had reached an agreement with USI and the Company.

            Syratech's primary interests in the Company related to use and ownership of its corporate name for itself and its subsidiaries, certain of its other Intellectual Property, its Cookware and Bakeware Products Rights, its Flatware and Selected Tabletop Products Rights and its Electric Products Rights (each as hereinafter defined) and certain tangible property needed in connection therewith.
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            LHC's primary interests in the Company related to (i) a continuation and modification of its rights to manufacture and distribute kitchen cutlery products (excluding flatware) and kitchen tools such as spatulas, barbecue forks and "gadgets" and certain other LHC-marketed products (but excluding appliances) under the Farberware name, and (ii) the right to own and operate Farberware Outlet Stores.

            On or about January 30, 1996, Syratech and LHC concluded that it would be in their mutual best interests to negotiate jointly for acquisition of the assets to be sold by the Company, i.e., the "Sale Assets," as hereinafter defined, and to provide for division and/or cooperative exploitation of the Sale Assets if they were acquired. Thereafter the parties conducted joint negotiations for the purchase of the Sale Assets, and on February 2, 1996, Far-B, Syratech and LHC entered into an Asset Purchase Agreement with the Company relating to the purchase of the Sale Assets and the assumption of certain liabilities of the Company (the "Asset Purchase Agreement").

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, each to the other in hand paid, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

            1. Definitions. As used in this Agreement, the following terms have the following meanings:
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                  "AAA" means the American Arbitration Association.

                  "Company" has the meaning ascribed to it in the first recital to this Agreement.

                  "Cookware and Bakeware Products Rights" means all rights to use and exploit the Farberware name and related trademarks in connection with the sourcing, manufacture and/or distribution of pots, pans, grills (other than grills of the types pictured on pages 44 and 45 of LHC's Current Farberware Catalogue), griddles, kettles, beverage makers and potables processors (including, without limitation, water purifiers), rotisseries, steamers and other vessels, containers, receptacles and devices used for the preparation, brewing or steeping of boiled, barbecued, baked, cooked, fried, grilled or steamed foods and beverages of all kinds and materials for home, commercial and/or industrial use and includes ownership of, and all existing and/or residual rights of the Company (including the right to receive royalties) under, or arising upon expiration of, the Meyer Marketing License to be acquired as part of the Sale Assets; provided, however, that the word "devices" as used in the foregoing definition of "Cookware and Bakeware Products Rights" shall not be deemed to mean or include rights to use and exploit the Farberware name and related trademarks in connection with the sourcing, manufacture and/or distribution of devices that are the same or similar to and intended for the same use as devices that are BOTH

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(i) included in LHC's Current Farberware Catalogue, and (ii) not included among devices that as of the date hereof are sourced, manufactured and/or distributed by the Company and its licensees (other than LHC) pursuant to Existing Farberware Licenses.

                  "Electric Products Rights" means rights to use and exploit the Farberware name and trademark in connection with the sourcing, manufacture and/or distribution of electrical items of all kinds (whether for home, commercial and/or industrial use and whether or not now invented or sold under the Farberware name), including, by way of illustration and without limitation, electric coffee makers, espresso machines, grinders of all kinds, juicers, mixers, blenders, food processors, deep fryers, corn poppers, toasters, toaster ovens, convection ovens, microwave ovens, hot plates, waffle and sandwich makers, bread makers, grills, griddles, frying pans, warmers, can openers and other small electrical appliances, electric grooming aids, electric cleaning devices and other electric products of all kinds, excluding, however, electric pepper mills and major consumer appliances, such as refrigerators, clothes washers, clothes dryers, dishwashers and electric ranges.

                  "Excel License Agreement" means, collectively, (i) the License Agreement dated December 14, 1989 between the Company and Excel Cutlery, Inc., d/b/a Retroneu, Inc. (hereinafter "Excel"), (ii) the Dinnerware

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License Agreement by and between the Company and Excel dated July 15, 1995,
(iii) the Flatware License Agreement by and between the Company and Excel dated July 15, 1995, (iv) the Glass Gift/ServeWare License Agreement by and between the Company and Excel dated July 15, 1995 and (v) the Glass Beverageware License Agreement by and between the Company and Excel dated July 15, 1995.

                  "Existing Farberware Licenses" means Farberware Licenses heretofore granted by the Company (or any predecessor of the Company) that are valid and subsisting and includes, without limitation, the license agreements identified on the schedule annexed hereto as Exhibit A.

                  "Farberware Licenses" means licenses to manufacture (and/or cause to be manufactured) and/or market products under and using the "Farberware" name and trademark and includes, without limitation, the Existing Farberware Licenses.

                  "Farberware Outlet Stores" means outlet stores that sell only merchandise that is manufactured by or for the Company (or its successors) or under Farberware Licenses (with the exception of limited sales of non-Farberware or Farberware-licensed products as hereinafter more fully set forth) and includes the outlet stores operated as "Farberware" stores at the locations identified on the schedule annexed hereto as Exhibit B (the "Existing

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Farberware Outlet Stores") and any approved substitutions therefor or approved additions thereto.

                  "Flatware and Selected Tabletop Product Rights" means (i) all rights to use and exploit the Farberware name and related trademarks in connection with the sourcing, manufacture and/or marketing of flatware, i.e., knives (other than cutlery), forks, spoons and serving pieces of all descriptions used in connection with the preparation, service or consumption of food and beverages, and (ii) the Excel License Agreement and all products and product categories that are within the grant under, and scope of, the Excel License Agreement, subject, however, to the obligations of, and restraints upon, the Company that exist by reason of the Excel License Agreement and (y) excluding so long as any of the separate license agreements comprising the Excel License Agreement (each, an "Excel License Segment") remains in effect, the rights to receive royalties under such Excel License Segment or Excel License Segments as remain in effect from time to time, it being intended that the rights to receive royalties under the Excel License Agreement shall (A) be separated from all other rights of the licensor under, or deriving from ownership of, the Excel License Agreement, and (B) be assigned to the joint venture entity to be established pursuant to Section 5.5.

                  "Intellectual Property" means all of the rights of the Company and its subsidiaries in, and with

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respect to, the trademarks, trade names, service marks, copyrights (including applications for, rights to acquire and other rights with respect to, any of the foregoing), licenses, technology, know-how, trade secrets, franchises, authorizations (and all documentation relating to the foregoing) of the Company and its subsidiaries used or heretofore proposed to be used in the business of the Company and its subsidiaries including, without limitation, (i) the name "Farberware" (including the exclusive right, subject to the Existing Farberware Licenses, to use and/or license the use of such name) and (ii) the patents, trademarks and copyrights listed on the schedule annexed to the Asset Purchase Agreement.

                  "Inventory" has the meaning ascribed to it in Section 1.1(b) of the Asset Purchase Agreement, including, without limitation, inventory owned by the Company that at the Purchase Date is located at any of the Existing Farberware Outlet Stores.

                  "Leases" means the leases for the Existing Farberware Outlet Stores to the extent that the Company or any of its subsidiaries has an interest therein.

                  "LHC's Current Farberware Catalogue" means the catalogue bearing the front cover inscription "FARBERWARE(R) Cutlery Kitchen Tools Gadgets Cutting Boards BBQ Accessories," consisting of a front cover, a back cover, four pages (marked i through iv) listing style numbers and product descriptions, and fifty pages (numbered 2 through

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51) of product pictures, and having on the back cover thereof the following information inter alia: Lifetime Hoan Corporation, Westbury, NY 11590 CAT. NO. ZYFW2CAT, which catalogue is currently being circulated by LHC.

                  "Lifetime License" means the License Agreement dated December 14, 1989 between the Company and Lifetime Cutlery Corp., as supplemented by letter, dated November 16, 1990, on Farberware Inc. stationery, addressed to Mr. Jeff Siegel and signed by Kevin O'Malley.

                  "Lists" means all lists of customers of the Company, including, without limitation, any such lists that are computerized.

                  "Meyer Marketing License" means the License and Distribution Agreement dated September 29, 1995 between the Company and Meyer Marketing Corporation, as amended by side letter of even date therewith.

                  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

                  "Purchase Date" means that date, if any, on which the purchase of the Sale Assets from the Company is closed.

                  "Sale Assets" means all Assets (as defined in the Asset Purchase Agreement) that are to be conveyed pursuant to Section 1.1 of the Asset Purchase Agreement, including, without limitation (i) all rights of the Company

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in and to the Existing Farberware Outlet Stores, including the Leases, (ii) the
Existing Farberware Licenses, (iii) the Intellectual Property, (iv) the Inventory, (v) the Lists and (vi) the "Selected Tangible Property."

                  "Selected Tangible Property" means (i) the leasehold improvements relating to the Existing Farberware Outlet Stores and all fixtures located therein that belong to the lessees thereof, (ii) all display racks, furniture, equipment and other tangible personal property owned by the Company and used at or in connection with the Existing Farberware Outlet Stores, (iii) all of the Company's tools, dies and molds, and (iv) such of the Company's machinery, equipment (including computers and related accessories, equipment, peripherals and software), furniture, furnishings, vehicles, supplies and other tangible personal property (excluding for purposes of this definition, Inventory, it being intended that Inventory shall not be deemed to be included in the term "Selected Tangible Property") as Far-B shall select for its use or the use of LHC (which in the latter case shall include (x) any computer server now used solely in connection with the Existing Farberware Outlet Stores, (y) any other computer equipment and software now used solely in connection with the Existing Farberware Outlet Stores and (z) all books, records and Lists that relate solely to the Existing Farberware Outlet Stores) subject to the restraints and conditions set forth in Sections 1.1(a) and 8.3 of the Asset Purchase Agreement.
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                  2. Conduct Prior to Closing Under Asset Purchase Agreement.
Syratech, Far-B and LHC have agreed that all decisions with respect to the Asset Purchase Agreement made prior to the Closing hereunder will be made jointly. None of them will agree to any amendment or modification of the Asset Purchase Agreement without the consent of the others; provided, however, that if any of them wishes to waive one or more of the conditions precedent to the obligations of Far-B, Syratech and Lifetime to consummate the purchase under the Asset Purchase Agreement and the others or other of them shall be unwilling to do so, the entity or entities that wish to waive such condition may do so and complete the purchase of the Sale Assets; but, in such event, (i) the entity that is not willing to waive such condition shall have neither benefits nor liabilities and obligations under the Asset Purchase Agreement and (ii) the entities or entity participating in the purchase shall have no obligation or liability to the non-participating entity or entities and vice versa.

                  3. Formation of Far-B. On February 1, 1996, Syratech caused a Delaware corporation with the name Far-B Acquisition Corp. to be formed under the laws of the State of Delaware as an indirect wholly-owned subsidiary of Syratech. Such corporation (identified in this Agreement as "Far-B") is the entity that will acquire the Sale Assets (other than the Leases, which shall be assumed directly by LHC or a designated subsidiary thereof).


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            4. Acquisition of Sale Assets. Far-B shall (i) acquire all of the
Sale Assets (other than the Leases) from the Company for an aggregate purchase price ("Purchase Price") equal to (a) the net book value of the Inventory, plus
(b) Nineteen Million Dollars ($19,000,000), (ii) LHC or a subsidiary designated by LHC shall assume the Leases and (iii) certain other liabilities of the Company will be assumed. Far-B shall also enter into reasonable agreements with the Company pursuant to which (x) the Company shall undertake, during a period to be agreed upon by the Company and Syratech (but in no event less than 90 days following the Closing under the Asset Purchase Agreement) to manufacture and sell to Far-B, and Far-B shall undertake to purchase from the Company (at the Company's 1995 standard costs therefor) such of the Company's products as Far-B shall select, and (y) Far-B shall cause Syratech to provide at cost such assistance to the Company in collecting the accounts receivable of the Company as the Company shall reasonably request.

            5. Disposition of Sale Assets. Simultaneously with the Closing of the purchase of the Sale Assets, Far-B shall make the following disposition of the Sale Assets:

                  5.1 The Lifetime License shall be canceled and replaced by a new license that provides (or if so recommended by trademark counsel nationally-recognized as expert, i.e., "National Trademark Counsel," selected by Far-B and LHC, jointly, the existing Lifetime License shall

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be amended to provide) for (i) LHC to be the party named as Licensee, (ii) a term expiring on December 31, 2095, (iii) a fixed annual payment of One Dollar ($1.00) in lieu of all other royalties and similar payments to the licensor,
(iv) the application (on an exclusive basis) of license coverage to (a) all products within the categories covered by the existing Lifetime License plus (b) all products being marketed as Farberware products in LHC's Current Farberware Catalogue and additional products of the same types as those being marketed as Farberware products in LHC's Current Farberware Catalogue so long as the marketing of such additional products would not conflict with the rights of holders of Existing Farberware Licenses or conflict with the rights to be retained by Far-B pursuant to Section 5.6 of this Agreement, plus (c) pepper mills, (v) a territory co-extensive with the territory provided for in the existing Lifetime License, which the parties acknowledge is world-wide, subject to the condition that the rights of LHC may not be used or exercised in any foreign country unless the relevant trademarks (including the name and trademark "Farberware") have been duly registered, and (vi) such other or different terms and conditions as in the opinion of National Trademark Counsel are advisable to prevent (A) vesting of the Farberware trademark in LHC, (B) vesting of secondary meaning rights to the Farberware trademark in LHC, and (C) loss of any of the rights (including rights of reverter) to be reserved to the licensor under the license.
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Subject to any conflicting rights of third parties, the license (or amended license) shall also carry with it the right to use (on a non-exclusive basis) any trademarks included in the Intellectual Property that relate specifically to the products that LHC is entitled to market under the existing Lifetime License. It is intended that the license, when granted or amended (if it is determined to amend the existing Lifetime License) shall be assigned by the licensor (Far-B) to, and shall be and become the property of, the joint venture entity provided for in Section 5.5; provided, however, that Far-B shall retain for itself the sole right to make, and shall make, all judgments and decisions as to compliance by LHC with the provisions included in the license pursuant to clauses (v) and
(vi) (including subclauses (A) through (D) thereof) of this Section 5.1, it being understood and agreed, however, that LHC shall be deemed to be in compliance with such provisions (1) as they affect products included in LHC's Current Farberware Catalogue, so long as LHC continues to conduct itself in a manner consistent with the course of conduct that it has heretofore followed with respect to such products with the consent or acquiescence of the Company, and (2) as they affect future products, so long as LHC continues to conduct itself in a manner consistent with a course of conduct to which Far-B consents with respect to such products (which consent shall be given if the course of conduct is consistent with present standards applicable to
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similar products now being manufactured by or for LHC unless in the opinion of
National Trademark Counsel such standards are not adequate for the protection of the Farberware trademark) or in which Far-B acquiesces for a period of one year or more. If LHC commits a breach of the license granted to it, which it is possible to cure, LHC shall have a period of 30 days after receipt of notice of such breach within which to effect such cure; and if such breach is cured within such period, no default shall be deemed to exist under the license. If within five (5) days after receipt of a notice of breach LHC disputes the existence of a breach, the dispute shall be decided by a single arbitrator (the "Arbitrator") appointed by the AAA with the concurrence of the parties. The parties shall be entitled to reasonable discovery in order to prepare their respective cases for presentation to the Arbitrator but shall otherwise be subject to such procedural and other rules as the Arbitrator shall prescribe consistent with the rules of the AAA. The decision of the Arbitrator shall be binding upon the parties, and either party shall have the right to have the Arbitrator's decision and award confirmed by a judgement of the Supreme Court of the State of New York. All costs of the arbitration and confirmation (including the attorneys' fees, disbursements and other charges of both Far-B and LHC) shall be borne: (i) by LHC, if the Arbitrator determines that there has been a breach, and such determination is confirmed; and (ii) by Far-B if the Arbitrator determines
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that there has been no breach, and such determination is confirmed. If a determination in respect of an asserted breach is made as provided in the fifth, sixth and seventh sentences of this Section 5.1, the 30 day cure period referred to in the fourth sentence of this Section 5.1 shall run from the date of confirmation of the Arbitrator's decision. LHC shall have the right to assign the license provided for in this Section 5.1 but only if (a) LHC continues to remain responsible for all obligations of the licensee under the license, and
(b) such assignment has been consented to by Far-B, which consent shall not be unreasonably withheld.

                  5.2 The leasehold improvements relating to the Existing Farberware Outlet Stores and the fixtures therein belonging to the lessee, and all display racks, furniture and other equipment and other tangible personal property used in connection with the Existing Farberware Outlet Stores (including (x) any computer server now used solely in connection with the Existing Farberware Outlet Stores, (y) any other computer equipment and software now used solely in connection with the Existing Farberware Outlet Stores, and
(z) all books, records and Lists that relate solely to the Existing Farberware Outlet Stores) that is included in the Selected Tangible Property, and all assignable permits relating solely to Existing Farberware Outlet Stores, shall be transferred to LHC without payment of any additional consideration.
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                  5.3 The Inventory located at the Existing Farberware Outlet
Stores as of the Purchase Date shall be transferred to LHC, and at the Closing LHC shall pay to Far-B an amount equal to the estimated net book value thereof, which payment shall be subsequently adjusted to conform with adjustments made pursuant to Sections 2.2 and 2.3 of the Asset Purchase Agreement.

                  5.4 Far-B shall enter into an agreement with LHC pursuant to which LHC shall be granted the exclusive license for a term expiring December 31, 2095 to operate Farberware Outlet Stores at or, subject to Far-B's consent, proximate to the locations of Existing Farberware Outlet Stores and at such other locations as Far-B shall approve, such approval of replacements for Existing Farberware Stores and/or for additional Farberware Stores not to be unreasonably withheld; provided, always, that the locations of all such stores and the operations thereof are consistent with preservation of the value of the Farberware trademark, it being understood by all parties that if Farberware Outlet Stores were to be located within geographic proximity to merchants that purchase Farberware products from Far-B and holders of Farberware Licenses (collectively, "Primary Customers"; and each, a "Primary Customer"), the goodwill of such Primary Customers would be eroded and the value of the Farberware name and trademark would be irrevocably damaged; and, provided, further, that the relocation of an Existing Farberware Outlet Store within the same outlet store mall,
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where it is now located or to another outlet store mall that is both (i) no closer to any Primary Customer than such Existing Farberware Outlet Store, and
(ii) within two miles of the Existing Farberware Outlet Store that it replaces, shall not require the consent of Far-B so long as the relocated Farberware Outlet Store does not exceed 6,750 square feet in size. Only products that are Farberware products (including Farberware-licensed products) shall be sold in Farberware Outlet Stores; provided, however, that LHC may sell within Farberware Outlet Stores non-Farberware products made by or for LHC that compete with those Farberware products for which LHC shall itself have the license under Section
5.1 so long as sales of such competing LHC products shall not exceed twenty-five percentum (25%) in dollar volume of all sales made either in any one Farberware Outlet Store and/or in all Farberware Outlet Stores taken as a group. For the license to be granted pursuant to this Section 5.4, LHC shall pay the licensor (which shall be Far-B prior to the assignment referred to below) the sum of One Dollar ($1.00) per location per annum, payable at any time between the first and last calendar days of each calendar year. The license provided for in this
Section 5.4 shall be assigned by Far-B to the joint venture entity provided for in Section 5.5, but Far-B shall retain for itself the sole right to make all decisions with respect to the relocation of Existing Farberware Outlet Stores and the location of additional Farberware Outlet Stores and shall also retain
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the right to police compliance with other terms and conditions of the License
Agreement, including, without limitation, the cap on sales of non-Farberware or Farberware-licensed products and other restrictions, requirements and standards, including requirements, restrictions and standards relating to store size, appearance and maintenance, deemed reasonably necessary for the protection of the Farberware name and trademark, it being agreed that such standard will be met if the restrictions, requirements and standards that apply to, and/or are observed by, the Existing Farberware Outlet Stores on average, when taken as a group, are met and maintained unless in the opinion of National Trademark Counsel more stringent restrictions, requirements and standards are necessary for the protection of the Farberware trademark. If LHC commits a breach of the license to be granted to it pursuant to this Section 5.4, LHC shall have a period of sixty (60) days following written notice specifying such breach in reasonable detail within which to cure such breach; and if such breach is cured within such period, no default shall be deemed to exist under such license. LHC shall have the right to assign the license provided for in this Section 5.4 but only if (a) LHC continues to remain responsible for all obligations of the licensee under the license, and (b) such assignment has been consented to by Far-B, which consent shall not be unreasonably withheld. Far-B shall undertake as part of the
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agreement referred to in the first sentence of this Section 5.4 not to (i)
establish or operate for its own account any outlet stores that are identified as "Farberware" outlet stores or which sell primarily Farberware or Farberware-licensed products or (ii) license others to establish or operate any such outlet stores; provided, however, that nothing in this sentence shall be deemed to prevent Far-B or any of its affiliates or licensees or any Farberware licensee from selling Farberware-branded products to any of their respective customers.

                  5.5 Far-B and LHC shall cause to be formed a joint venture entity (the "JV Entity") to be used for the purposes of (i) receiving certain of the Sale Assets (or rights deriving therefrom) and (ii) providing for the assumption, payment and discharge of certain obligations and liabilities (collectively, "Liabilities") that are to be assumed, paid and discharged pursuant to the Asset Purchase Agreement. The Assets to be received by the JV Entity are listed in Part One of Exhibit C to this Agreement. The Liabilities to be assumed, paid and discharged by the JV Entity are listed in Part Two of Exhibit C to this Agreement. Far-B and LHC shall each be entitled to one-half of the net income of the JV Entity; and each of them shall bear and pay promptly when due one-half of the Liabilities to the extent that the revenues of the JV Entity then on hand are insufficient fully to discharge its Liabilities and
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pay the expenses of operating the JV Entity. Any net income, less appropriate reserves, shall be paid out quarter-annually. All decisions pertaining to the assets and liabilities of the JV Entity shall be made by the parties jointly, but in the event of disagreements that cannot be resolved by good faith negotiations between the parties, the decision on the matters in dispute shall be made by a single arbitrator (the "Arbitrator") appointed by the AAA with the concurrence of the parties. The parties shall be entitled to reasonable discovery in order to prepare their respective cases for presentation to the Arbitrator but shall otherwise be subject to such procedural and other rules as the Arbitrator shall prescribe consistent with the rules of the AAA. The decision of the Arbitrator shall be binding upon the parties, and either party shall have the right to have the Arbitrator's decision and award confirmed by a judgment of the Supreme Court of the State of New York. All costs of the arbitration and confirmation (other than attorneys' fees, disbursements and other charges of Far-B and LHC, respectively) shall be borne in equal shares by Far-B and LHC. All decisions shall be made with a view to preserving the integrity and value of the Farberware name and trademark. It shall be a provision of the agreement governing the formation and conduct of the JV Entity that for a period of 60 days following a change of control of Syratech or LHC, as the case may be, the other 50% owner of the JV Entity shall have the right to require
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the entity of which there has been a change in control to set a price for a 50%
interest in the JV Entity, and thereupon the 50% owner that has not experienced a change of control shall elect either to buy the other owner's interest at the price so set or to sell its own interest to such other owner at such price.

                  5.6 Except as specifically set forth in Sections 5.1 through 5.5, Far-B shall retain for itself and/or one or more Affiliates (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933) of Far-B ownership of, and exclusive control and dominion over, and the right to exploit, all other Assets acquired pursuant to Section 1.1 of the Asset Purchase Agreement, including, without limitation, (i) the exclusive right to use the word "Farberware" in the corporate names of itself and its Affiliates and in institutional promotional materials of Far-B and/or of any such Affiliates, (ii) all Cookware and Bakeware Products Rights, (iii) all Electric Products Rights, (iv) all Flatware and Selected Tabletop Products Rights, (v) all Intellectual Property (subject to the provisions of Sections 5.1, 5.4 and 5.5), (vi) the Inventory (other than as set forth in Section 5.3), (vii) all Selected Tangible Property other than as set forth in Section 5.2, and (viii) all books, records and Lists of the Company included in the Sale Assets other than those that are to be assigned to LHC pursuant to Section 5.4 or those that are to be assigned to
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the JV Entity pursuant to Section 5.5. Subject to Section 5.5 of this Agreement,
Far-B may assign the rights reserved to it under and pursuant to this Agreement in whole or in part but only if (a) Far-B continues to remain responsible for all obligations of Far-B under this Agreement, and (b) such assignment has been consented to by LHC, which consent shall not be unreasonably withheld.

            6. Contributions to Purchase Price. As its contribution to the Purchase Price of the Sale Assets, LHC shall pay 50% of the amount specified in subclause (b) of clause (i) of Section 4, and Syratech shall pay the balance of the Purchase Price, subject to LHC's obligations under Sections 5.3. Each party confirms and agrees to discharge its obligations under the fourth sentence of
Section 5.5 and agrees to make payment thereof as they mature and become payable, whether or not the joint venture entity has been duly and formally established as of the date when such obligations mature and become payable.

            7. Product Availability.

                  7.1 Syratech's Obligations to LHC. Syratech undertakes and agrees that to the extent and so long as Far-B, or Syratech or one or more Affiliates of Syratech, actively markets products within the product categories reserved to Far-B pursuant to Section 5.6 of this Agreement, there shall be sold to LHC solely for resale in Farberware Outlet Stores such of the products within such product categories as are being so marketed in such quantities

(subject to availability) as LHC shall request solely for resale within Farberware Outlet Stores (and for no other purpose). The prices to be paid by LHC for such products shall be at least as low as the lowest prices being charged by the selling entity to any customer for the same products, regardless of volume, net of any rebates, discounts, allowances and commissions if applicable then being given to such customer in respect of such products pursuant to any purchase order placed by such customer within 60 days prior to the date on which LHC's order for the same products is placed. If at any time neither Far-B nor Syratech nor any of their Affiliates is marketing products within a category reserved to Far-B pursuant to Section 5.6, LHC shall have the right to source products within such category solely for resale under the Farberware name within Farberware Stores so long as (i) the products so sourced meet quality standards reasonably established therefor by Far-B, (ii) LHC pays to Far-B royalties equal to five percentum (5%) of the prices at which such products are sold to retail customers in the Farberware Stores, and (iii) Syratech is given adequate access to the records of LHC for the purpose of verifying the royalties to which it is entitled. Notwithstanding the next preceding sentence, LHC shall not be permitted so to source products within the categories reserved to Far-B (other than from the licensee that is licensed to make and/or market such products), which (a) a third party is licensed to make under a license first granted by Far-B, or any renewal thereof, provided that such third party licensee is not, when such license is granted by Far-B, a significant direct competitor of LHC in respect of either of the two major categories of products that are covered by the license described in Section 5.1 and has agreed to sell the licensed products to LHC on the same pricing terms that Far-B or Syratech or one or more affiliates of Syratech would be obliged to sell them to LHC if Far-B or Syratech or any such affiliate were then marketing such products or (b) a third party is licensed to make or market such products under an Existing Farberware License that is reserved to Far-B (e.g. the Meyer Marketing License and the Excel License Agreement), or any renewals or replacements thereof.

                  7.2 LHC's Obligations to Syratech. LHC undertakes and agrees that to the extent and so long as LHC actively markets products within the categories that it is licensed to market under the Lifetime License, as amended or replaced pursuant to Section 5.1, LHC shall sell to Syratech and its Affiliates such of the products within such categories as are being so marketed in such quantities subject to availability as Syratech and/or such Affiliates shall reasonably request. The prices to be paid by Syratech and its Affiliates shall be at least as low as the lowest selling prices being charged by LHC to any customer for the same products, regardless of volume, net of any rebates, discounts, allowances and commissions then being given to such customer in respect of such products pursuant to any order placed by such customer within 60 days prior to the date on which the order for the same products is placed by Syratech or an Affiliate of Syratech.

                  7.3 Z Goods. Under Section 6.22 of the Asset Purchase Agreement, Far-B has the right to purchase certain goods from the Company at their historic transfer prices. To the extent that such right encompasses the right to purchase second quality, or "Z", goods, or goods returned by retailers, which cannot be repackaged and sold as new or be used to satisfy warranty claims, LHC shall have the right, at LHC's expense, to cause Far-B to exercise such right for the account of LHC.

            8.    Miscellaneous.

                  8.1   Fees.

                        8.1.1 Syratech shall be solely responsible for any investment banking, brokerage, legal or other fees, expenses and other charges incurred by it in connection with this Agreement or the acquisition of Sale Assets contemplated by this Agreement.

                        8.1.2 LHC shall be solely responsible for any investment banking, brokerage, legal or other fees, expenses and other charges incurred by it in connection with this Agreement or the acquisition of Sale Assets contemplated by this Agreement.

                        8.1.3 LHC shall be solely responsible for all accounting, auditing and related expenses incurred in connection with the counting, determination, verification and resolution of disputes with respect to the Inventory located at the Farberware Stores; and Syratech shall be solely responsible for all accounting, auditing and related expenses incurred in connection with the counting, determination, verification and resolution of disputes with respect to all other Inventory.

                  8.2 Cross Indemnities. Each of Syratech and LHC shall, except as otherwise provided in this Agreement (or any exhibit hereto), including, without limitation, Section 5.5 hereof. be responsible for representations and warranties, costs and expenses, performance or covenants and agreements, assumed liabilities and indemnification and other obligations under this Agreement and/or the Asset Purchase Agreement and other agreements delivered in connection with the Asset Purchase Agreement applicable to Buyer and LHC, respectively, or which relates to the portion of the Assets it is acquiring; and each will indemnify, defend and hold harmless the other from any action, claims, losses, etc. resulting from losses or claims relating to any of its responsibilities under this Agreement and/or the Asset Purchase Agreement. For example, LHC will be responsible for all matters relating to Farberware Outlet Stores and products sold therein, and, except as otherwise provided in this Agreement (or any exhibit hereto), including, without limitation, Section 5.5 hereof, Syratech will be responsible for obligations relating to Farberware products (i.e. warranty claims, purchase orders, sales representative agreements) other than Farberware Products made by or for third parties (including LHC) pursuant to Farberware License Agreements.

                  8.3 Far-B; Assignees. Wherever references are made in this Agreement to Far-B, such term shall mean and include such one or more of its Affiliates (including Syratech) as it shall designate in writing or to which it shall assign or transfer its rights and obligations or any thereof (to the extent of such assignment or transfer) whether by an assignment designated as such or by operation of law or otherwise; provided that Syratech shall in all events remain liable for any obligations undertaken by Far-B or by it in this Agreement and the Asset Purchase Agreement. Wherever references are made in this Agreement to LHC, such term shall mean and include Lifetime Hoan Corporation and such one or more of its Affiliates as it shall designate in writing or to which it shall assign or transfer its rights and obligations or any thereof (to the extent of such assignment or transfer) whether by an assignment designated as such or by operation of law or otherwise; provided, that Lifetime Hoan Corporation shall in all events remain liable for any obligations undertaken by it in this Agreement and the Asset Purchase Agreement.

                  8.4 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by facsimile transmission or by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or transmitted, or if mailed, two days after the date of the mailing, as follows:

            (a)   if to Syratech, to:

                  Syratech Corporation
                  175 McClellan Highway
                  East Boston, MA 02128-9114
                  Attn: Mr. Leonard Florence,
                        Chairman of the Board,
                        President and Chief
                        Executive Officer
                  Facsimile: 617-561-0275

            with copies to:

                  Faye A. Florence, Esq.
                  Vice President and General Counsel
                  Syratech Corporation
                  175 McClellan Highway
                  East Boston, MA 02128-9114
                  Facsimile:  617-561-0275

            and

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Attn: James L. Purcell, Esq.
                  Facsimile: 212-373-2145

            (b)   If to LHC, to:

                  Lifetime Hoan Corporation
                  One Merrick Avenue
                  Westbury, NY 11590
                  Attn: Mr. Milton L. Cohen
                  Chairman of the Board,
                  President and Chief
                  Executive Officer
            Facsimile: 516-683-6006
            with a copy to:

                  Bachner Tally Polevoy & Misher LLP
                  381 Madison Avenue
                  New York, NY 10017
                  Attn:  Steven A. Fishman, Esq.
                  Facsimile:  212-682-5729

                  8.5 Entire Agreement. This Agreement (including the Exhibits hereto) sets forth the agreement between the parties with respect to the material terms of the transactions contemplated hereby. There is an understanding that the parties will proceed in good faith to conclude one or more agreements that will flesh out the details thereof.

                  8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to any principles of conflicts of law.

                  8.7 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer on any person not a party hereto any rights or remedies by reason of this Agreement.

                  8.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  8.10 Effectiveness of Agreement. The parties acknowledge that the agreements contained herein, including the licenses granted under Sections
5.1 and 5.4 and the rights and obligations of the parties with respect to the JV Entity referred to in Section 5.5, shall be deemed effective upon execution of this Agreement, notwithstanding that the agreements referred to in those Sections have not yet been fully negotiated and executed and that the JV Entity has not yet been organized. The parties agree to negotiate promptly and in good faith to complete said agreements and organization of the JV Entity.

                                   SYRATECH CORPORATION

                                   By: _________________________________________
                                       LEONARD FLORENCE
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                                   LIFETIME HOAN CORPORATION

                                   By: _________________________________________
                                       MILTON L. COHEN
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                                    EXHIBIT A

                          Existing Farberware Licenses

Items 1 through 4 and 6 through 10, inclusive, on the list of Contracts set forth on Schedule 1.1(c) to the Asset Purchase Agreement.

                                    EXHIBIT B

                        Existing Farberware Outlet Stores

The locations of the Farberware Outlet Stores that are subject to the leases identified as Items 21 through 69 on the list of Contracts set forth on Schedule 1.1(c) to the Asset Purchase Agreement.

                                    EXHIBIT C

                      Assets and Liabilities To Be Assigned
                      To or Assumed by Joint Venture Entity

PART ONE - Assets

      1.1 The License and Distribution Agreement that is Item 2 on the list of Contracts set forth on Schedule 1.1(c) to the Asset Purchase Agreement (said list being hereinafter identified simply as the "Contracts List")

      1.2 The right to receive royalties under the agreements that are Items 3, 6, 7, 8 and 9 on the Contracts List.

      1.3 The License Agreement that is Item 4 on the Contracts List and any amendment or replacement thereof, subject to the reservation of certain rights by the licensor as more fully described in Section 5.1 of the Agreement to which this Exhibit C is attached.

      1.4 The License Agreement (relating to Farberware Outlet Stores) that is referred to in Section 5.4 of the Agreement to which this Exhibit C is annexed, subject to the reservation of rights therein described.

      1.5 The License Agreement that is Item 10 on the Contracts List.

      1.6 An exclusive license and right to grant sublicenses to use the name and trademark "Farberware"; excluding, however, the right to grant licenses or sublicenses to use such name and trademark in connection with the sourcing, manufacture, marketing and distribution of products within the scope of the Cookware and Bakeware Products Rights and the Electric Products Rights reserved to Far-B, it being intended and agreed that only Far-B shall have the right to grant licenses and/or sublicenses with respect to products within the scope of the rights reserved to it.

      1.7 Those books, records, Lists and computer programs of the Company included in the Assets to be acquired pursuant to the Asset Purchase Agreement that relate both to the Existing Farberware Stores and to the businesses included in the Assets reserved to Far-B under Section 5.6 of the Agreement to which this Exhibit C is attached.

      1.8 The Company's existing consumers' (as distinguished from customers') lists.

PART TWO - Liabilities

      2.1 All liabilities of the parties (including the cost of defending lawsuits) arising out of the manufacture and/or distribution of products by the licensees under the Existing Farberware Licenses or any renewals or replacements thereof; provided, however, that the Joint Venture Entity shall not be responsible (i) to LHC for any liabilities arising out of the manufacture or distribution of products under the Lifetime License Agreement or any renewal or replacement thereof, or (ii) to Far-B for any liabilities arising out of the Meyer Marketing License or any renewal or replacement thereof.

      2.2 The obligations of Buyer under Section 6.23 of the Asset Purchase Agreement.

      2.3 The advertising commitments referred to in Section 6.24 of, and
Schedule 6.24 to, the Asset Purchase Agreement, except to the extent that Far-B
(i) determines in good faith, but in its sole and absolute discretion, that it has derived a direct benefit from any such advertising commitments, which has not in any way enhanced the Farberware name generally, and (ii) as a consequence, elects to assume such commitment.

      2.4 All expenses incident to the formation and operation of the Joint Venture Entity, excluding, however, attorneys' fees in connection with negotiation of the joint venture documents.